Exhibit 10.1

FIRST AMENDMENT TO CREDIT
AGREEMENT AND LIMITED WAIVER

This FIRST AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER (this “First Amendment”) dated as of September 11, 2009 made by and among CYALUME TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Holding Company”) and TD BANK, N.A., as Administrative Agent and as the Lender (the “Agent”).

Background

The Borrower, the Holding Company and the Agent entered into a credit agreement (the “Original Credit Agreement”) dated as of December 19, 2008.  The Borrower has requested a waiver of the Senior Leverage Ratio and the Total Debt Service Coverage Ratio each for the quarter ending June 30, 2009.  In addition, the Borrower has requested an amendment to the Senior Leverage Ratio.

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Holding Company and the Agent hereby agree as follows:

1.           Limited Waiver.  Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon the satisfaction of the conditions precedent set forth in section 3 below, the Agent hereby waives the requirement that the Borrower be in compliance with the Total Debt Service Ratio contained in section 12.1(b) of the Original Credit Agreement for the quarter ending June 30, 2009, and the Agent hereby waives the requirement that the Borrower be in compliance with the Senior Leverage Ratio contained in section 12.2 of the Original Credit Agreement for the quarter ending June 30, 2009.  The foregoing limited waivers are limited to the waivers of the specific Total Debt Service Ratio and Senior Leverage Ratio for the specific time period referred to in this section 1 and is not a commitment or agreement to grant any waiver in the future.

2.           Amendment.  Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon satisfaction of the conditions precedent contained in section 3 below:

(a)           Section 1.1  “Definitions” of the Original Credit Agreement is hereby amended by deleting the text of the defined terms below and inserting the following in lieu thereof is hereby amended as follows:

(1)           Adjusted EBITDA.  With respect to any period, an amount equal to EBITDA for such period plus to the extent accounted for in EBITDA and without duplication, the sum of (i) Acquired EBITDA and (ii) legal and professional fees related to Permitted Acquisitions to the extent included in Consolidated Net Income.  For purposes of calculating trailing twelve (12) month Adjusted EBITDA for a portion of the first twelve months following Closing, the following shall apply:  $1,193,000 of restructuring expenses for the quarter ending March 31, 2008 are added, $700,000 of the Holding Company transaction expenses, and $443,000 of one time Acquisition expenses are added, and $2,751,000 of gains on settlement of lawsuit are subtracted.

(2)           Applicable Margin.  Effective as of August 1, 2009, so long as no Event of Default exists and subject to the terms of this definition, the applicable per annum percentage set forth below; provided, that if any Event of Default exists the applicable per annum percentage shall be that specified for Level II.

Level	Senior Leverage Ratio	LIBOR Rate Margin	Base Rate Margin

I	less than 2.0:1.0	5.00%	5.00%

II	greater than or equal to 2.0:1.0	5.50%	5.50%

Any change in the Applicable Margin required pursuant to the foregoing shall become effective on the fifth (5th) Business Day after the Agent receives the Borrower’s officer’s certificate under Section 10.4 for the Borrower’s fiscal quarter or year-end, as the case may be, in question; provided that interest rate reductions shall become final only on the basis of Borrower’s annual audited financial statements and (a) in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate reduction which was previously granted, the Borrower shall, upon written demand by the Agent, repay to the Agent an amount equal to the excess of (i) interest at the rate which should have been charged based on such annual audited financial statement(s) to (ii) the rate actually charged on the basis of the Borrower’s quarterly financial statement(s) and (b) in the event that such annual audited financial statements establish the Borrower was entitled to a rate reduction which was previously not granted, the Agent shall, upon written demand by the Borrower, apply the excess of (i) the rate actually charged on the basis of the Borrower’s quarterly financial statement(s) to (ii) interest at the rate which should have been charged based on such annual audited financial statement(s), to the payment of principal outstanding under the Term A Note and if no amounts are outstanding thereunder, under the Term B Note, in inverse order of maturity without the payment of any premium of penalty and if not amounts are outstanding thereunder to the payments of the Revolving Credit Loans and if no Revolving Credit Loans are outstanding such excess shall be remitted to the Borrower; provided, that in the event of a dispute as to the appropriate fiscal quarter as to which any adjustment should be allocated, the decision of the independent accountants of the Borrower shall be made in accordance with GAAP and shall be binding upon the Agent and the Borrower absent manifest error; and, provided further, that in the event that the Borrower fails to provide any financial statements or officer’s certificate on a timely basis in accordance with Section 10.4, any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statements or officer’s certificate, as the case may be, should have been received by the Agent in accordance with Section 10.4 and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent .  The Agent shall send the Borrower a written acknowledgement of each change in the Applicable Margin in accordance with the Agent’s customary procedures as in effect from time to time, but the failure to send such acknowledgement shall have no effect on the effectiveness or applicability of the foregoing provisions of this definition or the Borrower’s obligations with respect to payment and calculation of interest on the Loans.

(3)           Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Agent pursuant to §10.4(h), as adjusted pursuant to the provisions below, which is equal to the sum of:  80% of Eligible Accounts Receivable plus the lesser of (i) $2,500,000 which amount will decrease in the amount of $100,000 on the last day of each month with the first such reduction occurring on August 31, 2009 until December 31, 2009 (when the amount of this subsection (i) will be $2,000,000 or (ii) 50% of Eligible Raw Material  and Finished Goods Inventory.

The Required Lenders may, in their reasonable discretion, from time to time, in accordance with §2.7:  (x) reduce the lending formula with respect to any Eligible Accounts Receivable to the extent that the Required Lenders reasonably determine that:  (i) the dilution with respect of the Accounts Receivable for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrower has declined materially or (y) reduce the lending formula with respect to any Eligible Raw Material and Finished Goods Inventory to the extent that the Required Lenders determine that:  (i) the number of days of the turnover of the inventory owned by Borrower for any period has changed in any material adverse respect, (ii) the liquidation value of any Eligible Raw Material and Finished Goods Inventory, or any category thereof, has materially decreased, or (iii) the nature and quality of the inventory has changed materially and adversely.  In determining whether to reduce the lending formula(s), the Required Lenders may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable and Eligible Raw Material and Finished Goods Inventory.

(4)           EBITDA.  With respect to any period, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus to the extent accounted for in Consolidated Net Income during such period and without duplication the sum of:  (i) depreciation and amortization, (ii) Consolidated Total Interest Expense for such period, (iii) non-cash expenses, (iv) income tax expense and (v) extraordinary losses (net of tax effects) approved by the Agent in writing, all as determined in accordance with GAAP minus the sum of:  (a) interest and dividend income during such period, (b) gain on the sale of assets other than the sale of inventory in the ordinary course of business during such period, (c) extraordinary gains during such period, and (d) any non-cash components of income during such period.

(5)           Revolving Credit Loan Maturity Date.  December 31, 2010, unless sooner occurring following acceleration.

(6)           Total Debt Service Coverage Ratio.  The ratio of (i) EBITDA for the two fiscal quarters then ending (including deductions for any Restricted Payments during the period) to (ii) Consolidated Total Debt Service for the same period.

(b)           Section 6.2  “Interest on Loans” of the Original Credit Agreement is hereby amended by deleting the text contained therein and inserting the following in lieu thereof:

Section 6.2                                Interest on Loans.

(a)           Unless an Event of Default shall have occurred and the Default Rate applies, the outstanding principal of the Term Loans shall bear interest at (x) the Reserve Adjusted LIBOR plus the Applicable Margin for the LIBOR Rate Loans or the Base Rate plus the Applicable Margin for the Base Rate Loans.

(b)           Unless an Event of Default shall have occurred and the Default Rate applies, the outstanding principal of the Revolving Credit Loans shall bear interest at a rate per annum selected by the Borrower equal to:

(i)           the Base Rate plus the Applicable Margin for the Base Rate Loans; or

(ii)           Reserve Adjusted LIBOR plus the Applicable Margin for the LIBOR Rate Loans.

(c)           The Borrower promises to pay interest on the outstanding amount of each Revolving Credit Loan, in arrears, on the first day of each calendar month commencing with the payment to be made on September 1, 2009 (subject to the Following Business Day Convention).

(d)           The Borrower promises to pay interest on the outstanding amount of each of the Term Loans, in arrears, on the first day of each calendar month commencing with the payment to be made on September 1, 2009 (subject to the Following Business Day Convention).

(c)           Section 11.4  “Restricted Payments” contained in the Original Credit Agreement is hereby amended by deleting the text contained therein and inserting the following in lieu thereof:

Section 11.4  Restricted Payments.  The Borrower will not and will not permit any of its Subsidiaries to make any Restricted Payment:

(i)           provided, that: the Borrower may make a Distribution to the Holding Company to allow the Holding Company to make a payment of the Management Fee under the Management Agreement in the amount of such Management Fees upon such payment, so long as: (x) the aggregate amount of all of such payments made pursuant to this clause (a) shall not exceed $21,000 in any calendar month and (y) both at the time of and after giving effect to each such payment no Default or Event of Default shall have occurred and be continuing or would be caused if such payment were made;

(ii)           provided, that so long as no Default or Event of Default has occurred and is continuing, the Borrower may make a Distribution to the Holding Company to allow the Holding Company to pay out-of-pocket expenses for accounting, board of director fees and expenses, investor relations, legal, SEC reporting and other operating costs (excluding such costs and expenses incurred in connection with closing the Acquisition and this financing transaction) in an amount not to exceed $500,000 in any fiscal year of the Borrower;

(iii)           provided, that any Subsidiary of the Borrower may make a Distribution to the Borrower;

(iv)           provided, that the Borrower may make payments on Subordinated Debt permitted under an Agent Approved Subordination Agreement;

(v)           provided, that the Borrower may pay to the Seller under the Purchase Agreements net cash proceeds actually received which it is required to pay to such Sellers from the litigation described in Section 8.12 of the Purchase Agreement in effect on the date hereof; or

(vi)           provided, that the Borrower may make a Distribution to the Holding Company to allow the Holding Company to pay costs and expenses, including, without limitation, legal fees, incurred in connection with closing the Acquisition and this financing transaction so long as:  (x) the aggregate amount of such payments made pursuant to this clause (f) shall not exceed $150,000 in any fiscal quarter and (y) both at the time of and after giving effect to each such payment no Default or Event of Default shall have occurred and be continuing or would be caused if such payment were made.

(d)           Section 12.2  “Leverage Ratio” contained in the Original Credit Agreement is deleted in its entirety and the following is hereby inserted in lieu thereof:

Section 12.2                                Leverage Ratio.  At any time during the periods set forth below, the Senior Leverage Ratio shall not be more than the ratio set forth below during such period:

Period	Ratio

The date hereof through and including September 30, 2009	3.60:1.00

October 1, 2009, through and including December 31, 2009	3.00:1.00

January 1, 2010, through and including September 30, 2010	2.50:1.00

October 1, 2010, through and including September 30, 2011	2.00:1.00

October 1, 2011, and thereafter	1.50:1.00

(e)           The original Credit Agreement is hereby amended by adding the following new Section 12.5 “Minimum Quarterly EBITDA”:

Section 12.5 Minimum Quarterly EBITDA.  At any time during the periods set forth below the minimum EBITDA of the Borrower and its subsidiaries for the fiscal quarter then ending shall not be less than the amount set forth below:

Quarterly Date	Minimum EBITDA for Quarter

September 30, 2009	$1,700,000

December 31, 2009	$1,700,000

March 31, 2010 and the last day of each quarter thereafter	$2,000,000

3.           Conditions Precedent.  The provisions of this First Amendment shall be effective as of the date on which all of the following conditions shall be satisfied:

(a)           the Borrower shall have delivered to the Agent a fully executed counterpart of this first amendment;

(b)           the Borrower shall have paid all fees, costs and expenses owing to the Agent and its counsel on or before the date hereof;

(c)           the Agent shall have indicated its consent and agreement by executing this First Amendment;

(d)           the Borrower shall have delivered certified copies of the resolutions of its Board of Directors approving the execution of this First Amendment and the actions contemplated herein, in form and substance satisfactory to the Agent; and

(e)           the Borrower shall have paid the Agent $75,000 for this First Amendment.

4.           Miscellaneous.

(a)           Ratification.  The terms and provisions set forth in this First Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Credit Agreement and except as expressly modified and superseded by this First Amendment, the terms and provisions of the Original Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Agent agree that the Original Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this First Amendment, the Original Credit Agreement (as unmodified by this Amendment) shall control.  The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Agent under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

(b)           Representations and Warranties.  The Borrower hereby represents and warrants to the Agent that the representations and warranties set forth in the Loan Documents, after giving effect to the waiver contained in this First Amendment, are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date.  The Borrower further represents and warrants to the Agent that the execution, delivery and performance by the Borrower of this consent letter (i) are within the Borrower’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrower’s certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than in favor of Agent; (vii) do not require the consent or approval of any Governmental Authority.  All representations and warranties made in this First Amendment shall survive the execution and delivery of this First Amendment, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent to rely upon them.

(c)           Release.  In addition, to induce the agent to agree to the terms of this first amendment, the borrower represents and warrants that as of the date of its execution of this first amendment there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the loan documents and in accordance therewith it:

(i)           Waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, arising prior to the date of its execution of this amendment and

(ii)           Releases and discharges the agent and its officers, directors, employees, agents and affiliates (collectively the "released parties") from any and all liabilities, claims, causes of action, in law or equity, which the borrower or any guarantor may have against any released party arising prior to the date hereof in connection with the loan documents or the transactions contemplated thereby.

(d)           Reference to Agreement.  Each of the Loan Documents, including the Original Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Original Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Original Credit Agreement shall mean a reference to the Original Credit Agreement as amended hereby.

(e)           Expenses of the Agent.  As provided in the Credit Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this First Amendment, including without limitation, the reasonable costs and fees of the Agent’s legal counsel.

(f)           Severability.  Any provision of this First Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this First Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(g)           Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable laws of the United States of America.

(h)           Successors and Assigns.  This First Amendment is binding upon and shall inure to the benefit of the Agent, the Holding Company and the Borrower, and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent.

(i)           Counterparts.  This First Amendment may be executed in one or more counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

(j)           Effect of Waiver.  No consent or waiver, express or implied, by the Agent to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

(k)           Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(l)           Entire Agreement.  This First Amendment embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this Amendment.  There are no oral agreements among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

BORROWER

CYALUME TECHNOLOGIES, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

HOLDING COMPANY

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Derek Dunaway
Name: Derek Dunaway
Title: Chief Executive Officer

AGENT

TD BANK, N.A.

By:	/s/ Greg Spurr
Name: Gregory W. Spurr
Title: Senior Vice President